Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
BY
PEERLESS SYSTEMS CORPORATION
OF
UP TO 13,846,153 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $3.25 PER SHARE

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 4, 2010, UNLESS THE TENDER OFFER IS EXTENDED.

Peerless Systems Corporation, a Delaware corporation (“Peerless,” “we” or “us”), is offering to purchase up to 13,846,153 shares of its common stock, par value $.001 per share, at a purchase price of $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated October 1, 2010, and the related Letter of Transmittal, which, as they may be amended and supplemented from time to time, together constitute the tender offer.  Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $.001 per share, of Peerless.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer.  However, because of the proration provision described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered.  Shares tendered but not purchased, and shares not properly tendered, pursuant to the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration date.  See Section 1.  We reserve the right, in our sole discretion, to purchase more than 13,846,153 shares in the tender offer, subject to applicable law.  In accordance with the rules of the Securities and Exchange Commission, we may purchase an additional number of shares not to exceed 2% of the outstanding shares (approximately 328,868 shares as of September  24, 2010) without amending or extending the tender offer.  See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.  SEE SECTION 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION INCLUDED IN THIS OFFER TO PURCHASE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our shares are listed and traded on the Nasdaq Capital Market under the symbol “PRLS.”  On August 26, 2010, the last trading day prior to the announcement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $2.84 per share.  On September 24, 2010, the last practicable date prior to the commencement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $3.20 per share.

YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.  SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER, BUT DOES NOT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR TO REFRAIN FROM TENDERING ANY SHARES.  YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

EACH OF TIMOTHY E. BROG, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF PEERLESS, WHO BENEFICIALLY OWNS 545,198 SHARES, WILLIAM NEIL, CHIEF FINANCIAL OFFICER OF PEERLESS, WHO BENEFICIALLY OWNS 197,557 SHARES, ERIC KUBY, WHO WILL BE NOMINATED TO THE BOARD AT THE CLOSING OF THE OFFER AND BENEFICIALLY OWNS 351,547 SHARES, AND JEFFREY A. HAMMER, A DIRECTOR WHO BENEFICIALLY OWNS 50,416 SHARES, HAS INFORMED THE COMPANY HE DOES NOT INTEND TO TENDER ANY OF HIS SHARES.  STEVEN M.  BATHGATE, A DIRECTOR OF PEERLESS, HAS ADVISED PEERLESS THAT HE AND MEMBERS OF HIS IMMEDIATE FAMILY INTEND TO RETAIN 181,919 SHARES BENEFICIALLY OWNED BY THEM AND WILLL TENDER IN THE OFFER 290,000 SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THEM. BANDERA PARTNERS LLC AND ITS AFFILIATES (COLLECTIVELY, “BANDERA”), WHO OWN 3,599,320 SHARES OF COMMON STOCK, OR APPROXIMATELY 21.9% OF THE OUTSTANDING SHARES, HAVE AGREED TO TENDER IN THE OFFER ALL OF THEIR SHARES AND GREGORY BYLINSKY AND JEFFERSON GRAMM, BANDERA’S REPRESENTATIVES ON OUR BOARD OF DIRECTORS, HAVE AGREED TO EXERCISE ALL OF THEIR VESTED OPTIONS AND TENDER IN THE OFFER THE SHARES RECEIVED UPON SUCH EXERCISE.  IN ADDITION, CABURN MANAGEMENT, LP, WHICH HOLDS DISPOSITIVE POWER OVER 323,672 SHARES OF COMMON STOCK OR APPROXIMATELY 2.0% OF THE OUTSTANDING SHARES, HAS AGREED TO TENDER IN THE OFFER SUCH SHARES.  FOR A DISCUSSION OF BENEFICIAL OWNERSHIP AND OTHER INFORMATION, SEE SECTIONS 2 AND 10.

Questions and requests for assistance may be directed to D. F. King & Co. Inc., the Information Agent for the tender offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase.  Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to the Information Agent.

October 1, 2010

IMPORTANT

If you wish to tender some or all of your shares, you should either (1)(a) complete and sign the Letter of Transmittal, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Wells Fargo Shareowner Services, the Depositary for the tender offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares.  If you desire to tender shares pursuant to the tender offer and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the expiration of the tender offer, or your shares cannot be delivered before the expiration of the tender offer under the procedure for book-entry transfer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction.  However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

You should only rely on the information included in this Offer to Purchase and the accompanying Letter of Transmittal.  We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer.  We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those included in this Offer to Purchase or in the Letter of Transmittal.  If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

TABLE OF CONTENTS

SUMMARY TERM SHEET

This summary term sheet highlights what we believe to be the most material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase.  We urge you to read carefully the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer.  Where appropriate, we have included references to the certain sections of this Offer to Purchase where you will find a more complete discussion of the topics mentioned in this summary term sheet.

Who is offering to purchase my shares?	Peerless Systems Corporation, which we refer to as “Peerless,” “we” or “us” is offering to purchase shares of its common stock, par value $.001 per share, through a tender offer.

What will the purchase price for the shares be and what will be the form of payment?
We are offering to purchase your shares at a purchase price of $3.25 per share.  If your shares are purchased in the tender offer, you will be paid the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer.  Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.  See Sections 1 and 5.

How many shares will Peerless purchase?
We are offering to purchase up to 13,846,153 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date (as defined below).  13,846,153 shares represent approximately 84.2% of our outstanding shares of common stock as of September 24, 2010.  As of September 24, 2010, there were 16,443,420 shares issued and outstanding.  We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of our shares, and could decide to purchase more shares, subject to applicable legal requirements.  See Section 1.  The tender offer is not conditioned on any minimum number of shares being tendered or the availability of any financing.  See Section 6.

Why is Peerless making the tender offer?
Since April 2008, when we sold substantially all of our assets to Kyocera Mita Corporation, our board and management have been focused on enhancing value for all stockholders.   In connection with this strategy, on August 26, 2010, our Board determined to provide the opportunity for liquidity to stockholders who desire to sell some or all of their shares (without the usual transaction costs associated with open market sales) by authorizing the tender offer for up to $45.0 million in shares of our common stock at a purchase price of $3.25 per share. See Section 2.

How will Peerless pay for the shares?
Assuming we purchase the maximum of 13,846,153 shares in the tender offer, $45.0 million will be required to purchase such shares.  We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the tender offer, will be approximately $45.3 million.  As of July 31, 2010, we had cash and cash equivalents of $54.7 million.  We will use cash on hand to purchase shares in the tender offer and pay all related fees and expenses.  The tender offer is not conditioned upon the availability of any financing.  See Section 8.

How long do I have to tender my shares?
You may tender your shares until the tender offer expires.  The tender offer, proration period and withdrawal rights will expire on Thursday, November 4, 2010 at 5:00 p.m., New York City time, unless we extend it (such time and date, as it may be extended, the “expiration date”).  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that it will have an earlier deadline for you to act to instruct it to accept the tender offer on your behalf.  We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.  See Sections 1 and 13.

Can the tender offer be extended, amended or terminated and under what circumstances?
We can extend or amend the tender offer for any reason, subject to applicable law.  We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long.  If we extend the tender offer, we will delay the acceptance of any shares of our common stock that have been properly tendered.  We can terminate the tender offer under certain circumstances, subject to applicable law.  See Sections 6 and 13.

How will I be notified if Peerless extends the tender offer or amends the terms of the tender offer?
We will issue a press release at or before 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer.  We will make a public announcement of any amendment to the tender offer.   See Section 13.

What will happen if I do not tender my shares?
Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of our common stock and other equity securities in the future.  See Section 2.

Are there any conditions to the tender offer?
Yes.  The tender offer is not conditioned upon any minimum number of shares being tendered or the availability of any financing.  However, our obligation to accept and pay for your tendered shares depends upon a number of conditions, including the conditions set forth below.  Peerless, in its sole discretion, may choose to waive one or more of these conditions (except as described in Section 6):

• No legal action or proceeding shall have been proposed, instituted or pending, nor shall we have received notice of such action that challenges, delays or seeks to delay or restricts our ability to consummate or otherwise relates to the tender offer.

• No action shall have been threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Peerless or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in Peerless’ reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict the ability of Peerless, or render Peerless unable, to accept for payment or pay for some or all of the shares under the tender offer.

• No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred.

• No changes in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, financial condition, income, operations or business or financial prospects shall have occurred.

• No commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred.

• No decline of 10% or more in the market price of our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on August 26, 2010 shall have occurred.

• No tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving Peerless or any of its subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed or Peerless or any of its subsidiaries has entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction;

• No person (including a group (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “Commission”) on or before August 26, 2010) (other than solely due to the consummation of the tender offer contemplated hereby).  No person or group which has made such a filing on or before August 26, 2010 shall acquire or propose to acquire an additional 2% or more of our shares.  In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares, other than solely due to the consummation of the tender offer contemplated hereby.

• No entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, reflecting an intent to acquire us or any of our subsidiaries or any of the respective assets or securities of our company or our subsidiaries.

• No change, condition or event (or any condition or event involving a prospective change) shall have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, franchises, permits, permit applications, results of operations or business or financial prospects that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on us and our subsidiaries, on the value of or trading in our common stock, on our ability to consummate the tender offer or on the benefits of the tender offer to us.

• No determination shall have been made by Peerless that the consummation of the tender offer is reasonably likely to cause the shares to be eligible for deregistration under the Exchange Act or to be delisted from the Nasdaq Capital Market.

The tender offer is subject to these conditions and a number of other conditions. See Section 6.

How do I tender my shares?	To tender your shares, prior to 5:00 p.m., New York City time, on Thursday, November 4, 2010 (unless the tender offer is extended):

• you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary, a properly completed and signed Substitute Form W-9 (included with the Letter of Transmittal) or IRS Form W-8BEN or other applicable form in the case of foreign stockholders to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase; or

• the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or “agent’s message”; or

• you must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you.  You may also contact the Information Agent for assistance.

See Section 3 and the instructions to the Letter of Transmittal.

What should I do if my stock certificates have been lost, stolen, destroyed or mutilated?
If your stock certificates have been lost, stolen, destroyed or mutilated, you should immediately contact our Information Agent, D.F. King & Co. Inc., whose information is provided on the last page of this Offer to Purchase, to obtain instructions for replacing them, and check the appropriate box in the Letter of Transmittal.

How do holders of vested stock options participate in the tender offer?
Unexercised options to purchase shares cannot be tendered in the tender offer.  If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and Peerless’ policies and practices, and tender the shares received upon such exercise in accordance with the tender offer.  Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason.  You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options and the provisions for pro rata purchases by Peerless.  We strongly encourage option holders to discuss the tender offer with their own financial or tax advisors.

Please be advised that it is the option holder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date.  Accordingly, if you wish to participate in the tender offer with respect to your options, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and Peerless policies and practices at least five business days prior to the expiration date.  See Section 3.

How do holders of restricted share awards participate in the tender offer?	Holders of restricted share awards may not tender such restricted shares in the tender offer unless and until such shares have vested and the restrictions on such shares have lapsed. See Section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?
You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Thursday, November 4, 2010, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires.  If we have not accepted for payment the shares you have tendered to us by December 2, 2010, you may also withdraw your shares after such date.  See Section 4.

How do I withdraw shares I previously tendered?
You must deliver, prior to the expiration date, a written or facsimile notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares.  Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  If you have tendered shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your shares.  In addition, if we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after December 2, 2010.   See Section 4.

Has Peerless or its board of directors adopted a position on the tender offer?
Our board of directors has approved the tender offer.  However, our board of directors makes no recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.  See Sections 2 and 10.  In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Will Peerless’ directors and officers tender shares in the tender offer?
Each of Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, who beneficially owns 545,198 shares, William Neil, Chief Financial Officer of Peerless, who beneficially owns 197,557 shares, Eric Kuby, who will be nominated to the board at the closing of the offer and beneficially owns 351,547 shares, and Jeffrey A. Hammer, a director who beneficially owns 50,416 shares, has informed Peerless that he does not intend to tender any of his shares.  Steven M.  Bathgate, a director of Peerless, has advised Peerless that he and members of his immediate family intend to retain 181,919 shares beneficially owned by them and will tender in the offer 290,000 shares of common stock beneficially owned by them. Bandera Partners LLC and its affiliates (collectively, “Bandera”), who own 3,599,320 shares of common stock, or approximately 21.9% of the outstanding shares, have agreed to tender in the offer all of their shares and Gregory Bylinsky and Jefferson Gramm, Bandera’s representatives on our board of directors, have agreed to exercise all of their vested options and tender in the offer the shares received upon such exercise.  In addition, Caburn Management, LP, which holds dispositive power over 323,672 shares of common stock or approximately 2.0% of the outstanding shares, has agreed to tender in the offer such shares.  See Sections 2 and 10.

Following the tender offer, will Peerless continue as a public company?	We do not believe that our purchase of shares in the tender offer will cause us to be eligible for deregistration under the Exchange Act or cause us to be delisted from the Nasdaq Capital Market.

What happens if more than 13,846,153 shares are tendered in the tender offer?
We will purchase shares from all stockholders who properly tender shares and who do not properly withdraw them before the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares until we have purchased 13,846,153 shares. See Section 1.

When will Peerless pay for the shares I tender?
We will pay $3.25 per share, net to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment.  In the event of proration, we do not expect to be able to commence payment for shares until approximately five business days after the expiration date.  See Sections 1 and 5.

What is the recent market price of my Peerless shares?
On August 26, 2010, the last trading day prior to the announcement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $2.84 per share.  On September 24, 2010, the last practicable date prior to the commencement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $3.20 per share.  You are urged to obtain current market quotations for the shares before deciding whether to tender your shares.   See Section 7.

Will I have to pay brokerage commissions if I tender my shares?
If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions.  If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable.  See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?
Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender.  In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend.  Non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.  See Sections 3 and 12.  All stockholders should review the discussion in Sections 3 and 12 regarding material U.S. federal income tax consequences and consult their own tax advisor regarding the tax consequences of the tender offer.

Will I have to pay any stock transfer tax if I tender my shares?
We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal.  See Section 5.

Who should I contact if I have questions?	The Information Agent, D.F. King & Co., Inc., can help answer your questions. The Information Agent’s contact information is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this Offer to Purchase and may make such statements in future filings with the Commission.  We may also make forward-looking statements in our press releases or other public or stockholder communications.  Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of operations.  When we use any of the words “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” or similar expressions, we are making forward-looking statements.

These forward-looking statements represent our outlook only as of the date of this Offer to Purchase.  While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended January 31, 2010 and subsequent Quarterly Reports on Form 10-Q, other risk factors discussed herein or listed from time to time in our reports filed with the Commission and the following:

•	We expect the future demand for our products to decline.

•
If we complete the tender offer, we will have fewer resources to pursue our acquisition strategy.  We may not be able to successfully invest in or acquire assets or businesses of other companies.  Our failure to successfully complete transactions to accomplish these objectives could reduce our earnings and our cash reserves.

•	We are not able to compete successfully with our competitors and our business will likely be materially harmed when our competitors develop superior technology.

•
We currently receive a substantial portion of our revenues from a limited number of customers and any adverse change in our relationships with those customers will materially harm our historical business.

•
We are dependent on our executive officers and the loss of any of these individuals or an inability to hire additional team members with appropriate knowledge of our business and industry could adversely affect our ability to operate profitably.

•	We may be unable to maintain the listing of our common stock on the Nasdaq Capital Market, which would adversely affect the trading price and liquidity of our common stock.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

INTRODUCTION

To the Stockholders of Peerless Systems Corporation:

Peerless is offering to purchase up to 13,846,153 shares of its common stock, par value $.001 per share, at a purchase price of $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer.  Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $.001 per share, of Peerless.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer.  However, because of the proration provision described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares Peerless seeks are properly tendered.  Shares tendered but not purchased pursuant to the tender offer will be returned at Peerless’ expense promptly after the expiration date.  See Section 1.  Peerless reserves the right, in its sole discretion, to purchase more than 13,846,153 shares in the tender offer, subject to applicable law.

If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise.

The tender offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, November 4, 2010, unless the tender offer is extended (as may be extended, the “expiration date”).  See “Section 13 ― Extension of the Tender Offer; Termination; Amendment” for a description of our right to extend the time during which the tender offer is open and to delay, terminate or amend the tender offer.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS.  SEE SECTION 6.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER, BUT DOES NOT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES.  PEERLESS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION.  STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

Each of Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, who beneficially owns 545,198 shares, William Neil, Chief Financial Officer of Peerless, who beneficially owns 197,557 shares, Eric Kuby, who will be nominated to the board at the closing of the offer and beneficially owns 351,547 shares, and Jeffrey A. Hammer, a director who beneficially owns 50,416 shares, has informed Peerless that he does not intend to tender any of his shares.  Steven M.  Bathgate, a director of Peerless, has advised Peerless that he and members of his immediate family intend to retain 181,919 shares beneficially owned by them and will tender in the offer 290,000 shares of common stock beneficially owned by them. Bandera Partners LLC and its affiliates (collectively, “Bandera”), who own 3,599,320 shares of common stock, or approximately 21.9% of the outstanding shares, have agreed to tender in the offer all of their shares and Gregory Bylinsky and Jefferson Gramm, Bandera’s representatives on our board of directors, have agreed to exercise all of their vested options and tender in the offer the shares received upon such exercise.   In addition, Caburn Management, LP, which holds dispositive power over 323,672 shares of common stock or approximately 2.0% of the outstanding shares, has agreed to tender in the offer such shares.  See Sections 2 and 10.

The purchase price will be paid net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, for all the shares purchased.  Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares in the tender offer.  Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary.  Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or IRS Form W-8BEN (or other applicable form in the case of foreign stockholders) obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the tender offer.  See Sections 3 and 12.

As of September 24, 2010, Peerless had 16,443,420 issued and outstanding shares, excluding 904,872 shares of common stock reserved for issuance under its stock compensation plans.  The 13,846,153 shares that Peerless is offering to purchase represent approximately 84.2% of the shares outstanding on September 24, 2010.  On August 26, 2010, the last trading day prior to the announcement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $2.84 per share.  On September 24, 2010, the last practicable date prior to the commencement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $3.20 per share. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.  See Section 7.

THE TENDER OFFER

SECTION 1.  NUMBER OF SHARES; PRORATION

GENERAL.  Upon the terms and subject to the conditions of the tender offer, Peerless will purchase up to 13,846,153 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a purchase price of $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date” means 5:00 p.m., New York City time, on Thursday, November 4, 2010, unless and until Peerless, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by Peerless, shall expire.  See Section 13 for a description of Peerless’ right to extend, delay, terminate or amend the tender offer.  In accordance with the rules of the Commission, Peerless may, and Peerless expressly reserves the right to, purchase pursuant to the tender offer an additional number of shares not to exceed 2% of the shares without amending or extending the tender offer.  Peerless further reserves the right, in its sole discretion, to purchase an additional number of shares in excess of 2% of the shares, subject to applicable law.  See Section 13.  In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration.  Except as described herein, withdrawal rights expire on the expiration date. In addition, if we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after December 2, 2010.

If (1)(a) Peerless increases or decreases the price to be paid for the shares, (b) Peerless increases the number of shares being sought in the tender offer and the increase exceeds 2% of its shares, or (c) Peerless decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 13, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published.  For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The tender offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered.  The tender offer is, however, subject to certain other conditions.  See Section 6.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer.  However, because of the proration provision of the tender offer, all of the shares tendered will not be purchased if more than the number of shares Peerless seeks is properly tendered.  All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration, will be returned at Peerless’ expense promptly after the expiration date.  Stockholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer.  In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 13,846,153 shares, or such greater number of shares as Peerless may elect to purchase, subject to applicable law, Peerless will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

PRIORITY OF PURCHASES.  Upon the terms and subject to the conditions of the tender offer, if more than 13,846,153 shares (or such greater number of shares as Peerless may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn prior to the expiration date, Peerless will purchase shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until Peerless has purchased 13,846,153 shares (or such greater number of shares as Peerless may elect to purchase, subject to applicable law).

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased.

PRORATION.  If proration of tendered shares is required, Peerless will determine the proration factor as soon as practicable following the expiration date.  Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares, shall be based on the ratio of the total number of shares that we accept for purchase to the total number of shares properly tendered and not properly withdrawn by all stockholders.

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by the guaranteed delivery procedure, as described in Section 3, and not properly withdrawn, Peerless does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers.

As described in Section 12, the number of shares that Peerless will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon the purchase of a minimum number of shares held by such stockholder.  The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Peerless’ stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2.  PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

PURPOSE OF THE TENDER OFFER.

       On April 30, 2008, we sold substantially all of our assets to Kyocera-Mita Corporation.  Following the closing of this transaction, we reduced our focus on our historical business and sought to use our excess cash to pursue transactions that enhance stockholder value.

       To provide liquidity to our stockholders, in July 2008, our board of directors implemented a stock repurchase program under Rule 10b5-1 of the Exchange Act authorizing us to repurchase up to 2,000,000 shares of our common stock.  In June 2009, our board of directors authorized the expansion of the plan to an additional 2,000,000 shares.  To date, 2,586,809 shares have been repurchased under the plan for aggregate consideration of $5,079,104.  Although the program remains in place, the last purchase under the program occurred in December 2009.

       Since April 2008, the Company’s board of directors, in consultation with Jeffrey S. Wald, a financial consultant and director of the Company since June 23, 2010, regularly considered a number of strategic alternatives to deliver value to our stockholders including numerous potential acquisition transactions.  In June 2009, our board of directors began to consider the possibility of a self-tender offer by Peerless.

       Beginning in March 2009, we invested in common stock and warrants of Highbury Financial, Inc. (“Highbury”).  Over the term of this investment, Peerless received aggregate dividends of $8.0 million on its Highbury common stock.  On April 15, 2010, Highbury was acquired by a subsidiary of Affiliated Managers Group and our 3,070,355 shares of Highbury common stock were converted into 230,199 shares of AMG common stock.  We had sold our shares in Affiliated Managers Group by June 2010.

       Following the completion of the Highbury investment, our board of directors re-evaluated the Company’s strategic options and the manner in which to best deliver value to stockholders.  As of July 31, 2010, we had cash, cash equivalents and marketable securities of $54.7 million.  Peerless’ financial resources greatly exceed the financial requirements of our historical business, which has been winding down.  As of September 24, 2010, we had approximately 16.4 million shares of  common stock outstanding, but the average daily trading volume of the shares during the twelve months immediately preceding the announcement of the Company’s intent to commence the tender offer was less than 25,000 shares.  Noting the low trading volume of its common stock and the increase in its market price, Peerless’ board of directors determined to offer the opportunity for liquidity to stockholders who desire to sell some or all of their shares.

       On August 26, 2010, the Peerless board of directors authorized a tender offer by Peerless of up to $45.0 million to repurchase shares tendered at a purchase price of $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

            Peerless believes that the tender offer set forth herein represents a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of Peerless’ capital if they so elect.  This format of repurchase also provides a method for stockholders not participating to increase their relative percentage interest in Peerless and its future operations at no additional cost.  As a result, our board of directors believes that investing in Peerless’ own shares in this manner is an attractive use of capital and an efficient means to provide value to stockholders.  The tender offer also provides liquidity to stockholders (particularly those with large shareholdings) by providing them the opportunity to sell all or a portion of their shares at a purchase price of $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest, and if those shares are purchased in the tender offer to sell their shares for cash without potential disruption to the share price and the usual transaction costs associated with market sales.

PLANS FOLLOWING THE TENDER OFFER.

       After the closing of the tender offer, Peerless believes that its remaining cash, anticipated cash flow from operations, and financial condition will be adequate for its needs.  Depending on the number of shares purchased in the tender offer, the results of Peerless’ business, prevailing economic and market conditions and the market price of its shares, Peerless may continue its previously authorized stock repurchase program subsequent to the termination of the tender offer.  However, Rule 13e-4 under the Exchange Act prohibits Peerless and its affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date.

       Following the closing of the tender offer, Peerless intends to continue to manage its historical business and focus on seeking acquisitions in accordance with the strategy implemented in April 2008.  We have been exploring opportunities to deploy our cash reserves into businesses where we believe we have a strategic advantage.  Our acquisition strategy is to identify investment opportunities that offer prospects for growth and profitability at a reasonable price.  Our focus is not limited to the digital imaging environment, nor is there a focus on the technology segments of the market.  As set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, we may target candidates: located in the U.S., with an enterprise value of $15 to $150 million, with a minimum of $5 million of EBITDA, in industries other than real estate development and oil and gas exploration and development; with managers who are talented, hard-working and trustworthy and whose interests align with our stockholders; in industries that enjoy high barriers to entry and have limited supplier power and/or strong franchise value with customers, because we believe these companies will have higher profit margins than their peers;  and that have proven business models, are profitable and have demonstrated growth potential.  The foregoing criteria are general guidelines that our board of directors has established in seeking a strategic transaction, which are revised from time to time.  Our board of directors may determine to pursue any transaction that it determines is in the best interest of Peerless and its stockholders, whether or not it meets such guidelines.  We will value companies based upon assets or a multiple of operating income or EBITDA, and not a multiple of revenue.

Following the completion of the tender offer, Peerless will have a reduced cash balance and fewer resources to pursue its acquisition strategy and could potentially be required to focus on smaller acquisition candidates.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER, BUT DOES NOT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES.  YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

AGREEMENTS RELATED TO THE TENDER OFFER.

Peerless, Bandera, Gregory Bylinsky, Jefferson Gramm (who are directors of Peerless) and the other parties named therein (collectively, the “Bandera Parties”) are party to an Amended and Restated Nomination Agreement (the “Amended Nomination Agreement”), dated August 26, 2010.  The Amended Nomination Agreement amended and restated the Nomination Agreement, dated May 14, 2009, entered into among Peerless, Bandera and Messrs Bylinsky and Gramm, and the other parties named therein.

Pursuant to the Amended Nomination Agreement, the Bandera Parties agreed to tender in the tender offer their 3,599,320 shares of Peerless common stock and Messrs. Gramm and Bylinsky agreed to exercise all vested options held by them (expected to entitle each of them to purchase 10,000 shares of our common stock if the expiration date occurs on November 4, 2010) and tender in the tender offer the shares received upon such exercise.  Bandera and Messrs. Bylinsky and Gramm agreed not to withdraw shares so tendered unless and until the tender offer expires or is terminated.

The Amended Nomination Agreement provides that Mr. Bylinsky will resign as a director of Peerless at the closing of the tender offer.  If immediately following the closing of the tender offer, the Bandera Parties beneficially own 450,000 or more shares of our common stock, the size of our board will be reduced from seven to six directors, comprised of current directors Steven M. Bathgate, Timothy E. Brog, Jefferson Gramm, Jeffrey A. Hammer and Jeffrey S. Wald, and a new director, Eric Kuby.  If immediately following the closing of the tender offer, the Bandera Parties beneficially own 360,000 or more shares of our common stock, but less than 450,000 shares of our common stock, our board will have seven members, including current directors Messrs. Bathgate, Brog, Gramm, Hammer, and Wald, and new directors Eric Kuby and Robert Frankfurt.  If immediately following the closing of the tender offer, the Bandera Parties beneficially own less than 360,000 shares of our common stock, Mr. Gramm will resign from our board of directors and the size of our board of directors will be reduced to six directors, including current directors Messrs. Bathgate, Brog, Hammer and Wald and new directors Messrs. Kuby and Frankfurt.   See Section 10 for a discussion of the Amended Nomination Agreement.

In addition, pursuant to the Amended Nomination Agreement, Peerless agreed to commence the tender offer as soon as reasonably practicable after the date of the Amended Nomination Agreement to use its reasonable efforts to cause the closing of the tender offer to occur on or before December 2, 2010.  The Amended Nomination Agreement is filed as Exhibit 10.1 to Peerless’ Current Report on Form 8-K filled with the Securities and Exchange

Commission on August 27, 2010.  Reference should be made to the full agreement for a complete understanding of its terms.

Peerless also received a letter agreement, dated August 31, 2010, from Caburn Management, LP, which holds dispositive power over 323,672 shares of common stock or approximately 2.0% of the outstanding shares, stating that it will tender in the offer such shares.  Edward Ramsden, a director of Peerless and representative of Caburn Management, LP, will resign from the board of directors effective as of the closing of the tender offer.

CERTAIN EFFECTS OF THE TENDER OFFER.

Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Peerless and thus in Peerless’ future earnings and assets, subject to Peerless’ right to issue additional shares of common stock and other equity securities in the future.  Stockholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer.  Peerless can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

Shares that Peerless acquires pursuant to the tender offer will be cancelled and will have the status of authorized but unissued shares.

The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of Peerless stockholders.  As of September 24, 2010, there were 16,443,420 shares of Peerless common stock issued and outstanding.  If Peerless acquires 13,846,153 shares, the maximum number authorized to be acquired in the tender offer, approximately 2,597,267 shares will be outstanding immediately after the tender offer.  This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price.

The shares are registered under the Exchange Act, which requires, among other things, that Peerless furnish information to its stockholders and to the Commission and comply with the Commission’s proxy rules in connection with meetings of stockholders. Peerless believes that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon there not being any reasonable likelihood, in Peerless’ reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause its common stock to be eligible for deregistration under the Exchange Act or delisting from the Nasdaq Capital Market. See Sections 6 and 9.

PLANS AND PROPOSALS.

Except as disclosed elsewhere in this Offer to Purchase, or as may occur in the ordinary course of its business, Peerless currently has no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving Peerless or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of Peerless’ assets;

•	any material change in Peerless’ present dividend rate or policy, indebtedness or capitalization;

•
any change in Peerless’ present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in Peerless’ corporate structure or business;

•
a class of Peerless’ equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of Peerless’ equity securities our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of Peerless’ obligation to file reports pursuant to Section 13 or 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of Peerless, or the disposition by any person of securities of Peerless; or

•	any changes in Peerless’ certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of Peerless.

Peerless reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3.  PROCEDURES FOR TENDERING SHARES

PROPER TENDER OF SHARES.  For shares to be tendered properly pursuant to the tender offer, (1) the stock certificates (or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “agent’s message” (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the expiration date by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf.  Stockholders who hold shares through nominee holders are urged to immediately contact the nominee holder of their shares to determine the applicable deadline.

STOCKHOLDERS SHOULD CONSULT THEIR OWN FINANCIAL OR TAX ADVISOR WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER. See Section 12.

Stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares.  Stockholders who hold their shares through nominee holders are urged to consult the nominee holders of their shares to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

SIGNATURE GUARANTEES AND METHOD OF DELIVERY.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program.  Signatures on a Letter of Transmittal need not be guaranteed if:  (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depositary Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “Eligible Institution”).  See Instruction 1 of the Letter of Transmittal.  In all other cases, all signatures on any Letter of

Transmittal for shares tendered thereby must be guaranteed by an Eligible Institution.  If a certificate for shares tendered is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to, or certificates for shares not tendered or not accepted for payment are to be registered in the name of, a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.  IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.  The Depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedure for transfer.  Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase before the expiration date, or (2) the guaranteed delivery procedure described below must be followed.  Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Peerless may enforce such agreement against such participant.

FEDERAL BACKUP WITHHOLDING TAX.  Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption.  If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”).  Therefore, each tendering United States Holder (as defined in Section 12) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such United States Holder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding.  Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules.  In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or any other equivalent form, signed under penalties of perjury, attesting to that stockholder’s exempt status.  The applicable form can be obtained from the Information Agent or from www.irs.gov.   See Instruction 11 and “Important Tax Information” in the Letter of Transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased pursuant to the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included with the Letter of Transmittal or IRS Form W-8BEN.  For a discussion of United States federal income tax consequences to tendering stockholders, see Section 12.

FEDERAL INCOME TAX WITHHOLDING ON FOREIGN STOCKHOLDERS.  Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States or that such proceeds are subject to capital gains treatment.  For this purpose, a foreign stockholder is any stockholder that is not a “United States Holder” (as defined in Section 12).  In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form.  In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI or any other equivalent form.  A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the “Section 302 tests” for capital gain treatment described in Section 12 or is otherwise able to establish that no withholding or a reduced amount of withholding is due.  Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure.  See Instruction 11 and “Important Tax Information” in the Letter of Transmittal.

GUARANTEED DELIVERY.  If a stockholder desires to tender shares pursuant to the tender offer and the certificates for the stockholder’s shares are not immediately available or the stockholder cannot deliver certificates for its shares and all other required documents to the Depositary before the expiration date, or the stockholder’s shares cannot be delivered before the expiration date under the procedure for book-entry transfer, or if time will not permit, all required documents to reach the Depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•
the Depositary receives by mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form Peerless has provided with this Offer to Purchase, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•
the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

STOCK OPTIONS.  Options to purchase shares cannot be tendered in the tender offer.  Holders of vested but unexercised options may exercise such options in accordance with the terms of Peerless’ share-based compensation plans and Peerless’ policies and practices, and tender the shares received upon such exercise in accordance with the tender offer.  Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason.  Holders of vested but unexpired options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them based on their stock option exercise prices and the expiration date of their options, the tender price and the provisions for pro rata purchases by Peerless.  Peerless strongly encourages option holders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the option holder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date.  Accordingly, Peerless suggests that options for such shares be exercised in accordance with the terms of the related stock option plan and option agreement and Peerless policies and practices at least five business days prior to the expiration date.

RESTRICTED SHARE AWARDS.  Holders of restricted share awards under Peerless’ share-based compensation plans may not tender the shares underlying such restricted share awards in the tender offer unless and until all restrictions on the restricted share awards have lapsed.  If all restrictions on the restricted share awards have lapsed, some or all of such shares may be tendered in the tender offer.  See “— Proper Tender of Shares” above.

RETURN OF UNPURCHASED SHARES.  If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.   All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Peerless, in its sole discretion, and Peerless’ determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.  Peerless reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Peerless determines may be unlawful.  Peerless also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, whether or not Peerless waives similar defects or irregularities in the case of any other stockholder, and Peerless’ interpretation of the terms of the tender offer will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.  In the event a condition to the tender offer is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders.  No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Peerless.  None of Peerless, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of them incur any liability for failure to give this notice.

TENDERING STOCKHOLDER’S REPRESENTATION AND WARRANTY; PEERLESS’ ACCEPTANCE CONSTITUTES AN AGREEMENT.   A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to Peerless that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4.  It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.  Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  Peerless’ acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and Peerless upon the terms and conditions of the tender offer.

LOST OR DESTROYED CERTIFICATES.  Stockholders whose share certificate(s) for part or all of their shares has been lost, stolen, destroyed or mutilated may contact the Depositary at (877) 262-8260 for instructions as to obtaining the necessary documents.  Those documents will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment.  A bond will be required to be posted by the stockholder to secure against the risk that the share certificates may subsequently be re-circulated.  Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Share certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, and any other required documents must be delivered to the Depositary and not to Peerless or the Information Agent.  Any such documents delivered to Peerless or the Information Agent will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4.  WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable.  Shares tendered pursuant to the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Peerless pursuant to the tender offer, also may be withdrawn at any time after December 2, 2010. Stockholders who tendered their shares by giving instructions to a bank, broker, dealer, trust company or other nominee must instruct that person to arrange for the withdrawal of their shares.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares.  If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the tendering stockholder also must submit the serial numbers shown on the share certificates for those shares to be withdrawn to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution.  If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedure.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Peerless, in its sole discretion, and Peerless’ determination will be final and binding, subject to a court of law having jurisdiction regarding such matters.  Peerless reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not Peerless waives similar defects or irregularities in the case of any other stockholder.  None of Peerless, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If Peerless extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to Peerless’ rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Peerless, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.  The right to retain shares is subject to Peerless’ legal obligation to pay for shares properly tendered and not properly withdrawn promptly following the expiration date (subject to the terms and conditions of the tender offer) or to return the tendered securities promptly after the termination of the tender offer.

SECTION 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, Peerless will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to the expiration date.  For purposes of the tender offer, Peerless will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the proration provision of the tender offer, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, Peerless will accept for payment and pay the per share purchase price of $3.25 for 13,846,153 shares, subject to increase or decrease as provided in Section 13, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.  We may purchase an additional amount of shares not to exceed 2% of our shares (approximately 328,868 shares as of September 24, 2010) without amending or extending the tender offer.  In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Peerless will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for these shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Peerless and transmitting payment to the tendering stockholders.

In the event of proration, Peerless will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, Peerless does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date.  Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Peerless’ expense promptly after the expiration date or termination of the tender offer.

Under no circumstances will interest on the purchase price be paid by Peerless regardless of any delay in making the payment.  In addition, if certain events occur, Peerless may not be obligated to purchase shares pursuant to the tender offer.  See Section 6.

Peerless will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the tender offer.  If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.  See Instruction 7 of the Letter of Transmittal.

SECTION 6.  CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, Peerless will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, at any time on or after the date hereof and before the expiration date, if any of the following events or circumstance shall have occurred (or shall have been determined by Peerless in its reasonable judgment to have occurred) that, in Peerless’ reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the tender offer or with acceptance for payment:

(1) there shall have been proposed, instituted or pending, or Peerless shall have received notice of, any legal action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, tribunal or arbitrator or arbitral panel that directly or indirectly (a) challenges or seeks to challenge the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer, (b) delays or restricts or seeks to delay or restrict Peerless’ ability to, or renders or seeks to render Peerless unable to, accept for payment some or all of the shares pursuant to the tender offer or (c) otherwise relates in any manner to the tender offer or seeks to obtain material damages in respect of the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Peerless or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in Peerless’ reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict the ability of Peerless, or render Peerless unable, to accept for payment or pay for some or all of the shares under the tender offer;

(3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any adverse change in the financial or capital markets generally, that, in Peerless’ reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Peerless, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or business or financial prospects of Peerless or any of its subsidiaries, taken as a whole, (f) any decline of 10% or more in the market price for the shares, the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on August 26, 2010, or (g) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4) a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving Peerless or any of its subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or Peerless or any of its subsidiaries has entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction;

 (5) Peerless learns that (a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before August 26, 2010), (b) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before August 26, 2010 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our shares, or (c) any new group has been formed that beneficially owns more than 5% of Peerless’ outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), in each case, other than solely as a result of the consummation of the tender offer contemplated hereby;

(6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire Peerless or any of its subsidiaries or any of the respective assets or securities of Peerless and its subsidiaries;

(7) any change, condition, event or development (or any condition, event or development involving a prospective change) shall have occurred (or Peerless learns of any such condition, event or development), in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, franchises, permits, permit applications, results of operations or business or financial prospects of Peerless or any of its subsidiaries that, in Peerless’ reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Peerless and its subsidiaries, taken as a whole, on the value of or trading in the shares, on Peerless’ ability to consummate the tender offer or on the benefits of the tender offer to Peerless; or

(8) there shall be any reasonable likelihood, as determined by Peerless in its reasonable judgment, that the consummation of the tender offer and the purchase of shares could result in the tender offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act, that is, if the purchase of shares pursuant to this tender offer would result in Peerless’ common stock being held of record by fewer than 300 persons, eligible for deregistration under the Exchange Act or delisted from the Nasdaq Capital Market.

The foregoing conditions are for the sole benefit of Peerless and may be asserted by Peerless regardless of the circumstances giving rise to any of these conditions, and, with the exception of condition (8) above, may be waived by Peerless, in whole or in part, at any time and from time to time in its sole discretion.  Peerless’ failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  In certain circumstances, if Peerless waives any of the conditions described above, Peerless may be required to extend the expiration date.  Any determination or judgment by Peerless concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

SECTION 7.  PRICE RANGE OF SHARES; DIVIDENDS

Peerless’ shares are traded on the Nasdaq Capital Market under the trading symbol “PRLS.” The following table sets forth the high and low sales prices per share reported on the Nasdaq Capital Market for each of the fiscal periods indicated.

Fiscal Year Ended January 31	High	Low

2009
First Quarter	$2.37	$1.71
Second Quarter	2.14	1.75
Third Quarter	1.95	1.46
Fourth Quarter	2.06	1.60
2010
First Quarter	$1.95	$1.38
Second Quarter	2.37	1.72
Third Quarter	2.51	2.08
Fourth Quarter	2.85	2.20
2011
First Quarter	$3.03	$2.50
Second Quarter	2.96	2.52
Third Quarter (through September 24, 2010)	3.22	2.80

On August 26, 2010, the last trading day prior to the announcement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $2.84 per share.  On September 24, 2010, the last practicable date prior to the commencement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $3.20 per share.  Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.

Peerless has not paid any dividends on its common stock during the periods presented above.

SECTION 8.  SOURCE AND AMOUNT OF FUNDS

Assuming Peerless purchases the maximum of 13,846,153 shares in the tender offer, at a purchase price of $3.25 per share, $45.0 million will be required to purchase such shares.  We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the tender offer, will be approximately $45,300,000.  We intend to use cash on hand to purchase shares in the tender offer and to pay all related fees and expenses.  The tender offer is not conditioned upon the receipt of any financing. See Section 6.

SECTION 9.  CERTAIN INFORMATION CONCERNING PEERLESS

PRINCIPAL BUSINESS.  Peerless was incorporated in the state of California in April 1982 and reincorporated in the state of Delaware in September 1996.  Peerless licenses software-based digital imaging and networking systems and supporting electronic technologies and provides maintenance and support services to original equipment manufacturers of digital document products located primarily in the United States and Japan.  In April 2008, we sold substantially all of our assets to Kyocera Mita Corporation.  Since the closing of this transaction, we have reduced our focus on our historical business and are seeking to use our excess cash to pursue transactions that enhance stockholder value.  We have been engaged in efforts to identify acquisition targets that offer prospects for growth and profitability at a reasonable price.

AVAILABLE INFORMATION.  Peerless is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters.  Peerless is required to disclose in these periodic reports certain information, as of particular dates, concerning the Peerless directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Peerless and any material interest of such persons in transactions with Peerless.  Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Peerless has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer.  This material and other information may be inspected at the public reference facilities maintained by the Commission at 100 F.  Street, N.E., Washington, D.C. 20549.  Copies of this material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 100 F. Street, N.E., Washington, D.C. 20549.  The Commission also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the Commission.

INCORPORATION BY REFERENCE.  The rules of the Commission allow Peerless to “incorporate by reference” information into this Offer to Purchase, which means that Peerless can disclose important information to you by referring you to another document filed separately with the Commission.  The following documents contain important information about Peerless and Peerless incorporates them herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2010, filed with the Commission on May 3, 2010;

•	Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended January 31, 2010, filed with the Commission on June 1, 2010;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2010 and July 31, 2010, filed with the Commission on June 11, 2010 and September 14, 2010, respectively;

•	Definitive Proxy Statement on Form 14A, filed with the Commission on June 3, 2010; and

•	Current Reports on Form 8-K, filed with the Commission on May 3, 2010, May 13, 2010, June 10, 2010, June 25, 2010, July 29, 2010, August 27, 2010, August 30, 2010 and September 14, 2010.

Any statement included in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Stockholders can obtain any of the documents incorporated by reference in this Offer to Purchase from

Peerless or from the Commission’s web site at the address described above.  Documents incorporated by reference are available from Peerless without charge, excluding any exhibits to those documents.  Stockholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing from Peerless at 2361 Rosecrans Avenue, Suite 440, El Segundo, CA 90245, Attention: Corporate Secretary.  Any stockholder requesting information should be sure to include his, her or its complete name and address in the request.

SECTION 10.  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

As of September 24, 2010, Peerless had 16,443,420 issued and outstanding shares, including 339,238 shares of restricted common stock.  Peerless has reserved 904,872 shares of common stock for issuance under its stock compensation plans.  Our shares are traded on the Nasdaq Capital Market under the symbol “PRLS”.  The 13,846,153 shares that Peerless is offering to purchase represent approximately 84.2% of the shares outstanding on September 24, 2010. Our shares are listed and traded on the Nasdaq Capital Market under the symbol “PRLS.”  On August 26, 2010, the last trading day prior to the announcement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $2.84 per share.  On September 24, 2010, the last practicable date prior to the commencement of the tender offer, the last sale price of our shares reported on the Nasdaq Capital Market was $3.20 per share.  Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.

Peerless’ directors and executive officers are entitled to participate in the tender offer on the same basis as other stockholders.  Each of Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, who beneficially owns 545,198 shares, William Neil, Chief Financial Officer of Peerless, who beneficially owns 197,557 shares, Eric Kuby, who will be nominated to the board at the closing of the offer and beneficially owns 351,547 shares, and Jeffrey A. Hammer, a director who beneficially owns 50,416 shares, has informed Peerless that he does not intend to tender any of his shares.  Steven M.  Bathgate, a director of Peerless, has advised Peerless that he and members of his immediate family intend to retain 181,919 shares beneficially owned by them and will tender in the offer 290,000 shares of common stock beneficially owned by them.  There can be no assurance that Mr. Bathgate (and members of his immediately family) will in fact tender or sell the number of shares indicated, nor can there be any assurance that other directors or officers of Peerless and persons who may be elected to our board at the closing of the tender offer will not decide to tender or sell shares.

Pursuant to the Amended Nomination Agreement, the Bandera Parties, which beneficially own approximately 22.1% of Peerless’ outstanding shares, agreed to tender in the tender offer their 3,599,320 shares of Peerless’ common stock.  Pursuant to the Amended Nomination Agreement, Gregory Bylinsky and Jefferson Gramm, Bandera’s representatives on Peerless’ board of directors, also agreed to exercise all vested options to purchase shares of Peerless common stock held by each of them (expected to entitle each of them to purchase 10,000 shares of Peerless common stock if the expiration date occurs on November 4, 2010) and to tender in the tender offer the shares received upon such exercise.  See Section 2.

Pursuant to the Amended and Restated Nomination Agreement, Mr. Bylinsky agreed to resign as a director of Peerless as of the closing of the tender offer.  If immediately following the closing of the tender offer, the Bandera Parties beneficially own 450,000 or more shares of Peerless’ common stock, the size of Peerless’ board of directors will be reduced to six members, comprised of current directors Steven M.  Bathgate, Timothy E.  Brog, Jefferson Gramm, Jeffrey A. Hammer and Jeffrey S. Wald and a new director Eric Kuby.  If immediately following the closing of the tender offer, the Bandera Parties beneficially own 360,000 or more shares of Peerless’ common stock but less than 450,000 shares, Peerless’ board of directors will consist of seven members, including current directors Messrs. Bathgate, Brog, Gramm, Hammer and Wald and new directors Eric Kuby and Robert Frankfurt.  If immediately following the closing of the tender offer, the Bandera Parties beneficially own less than 360,000 shares of Peerless’ common stock, Mr. Gramm will resign from our board of directors and the size of our board of directors will be reduced to six members, consisting of current directors Messrs. Bathgate, Brog, Hammer and Wald and new directors Messrs. Kuby and Frankfurt. See Section 2 for a detailed discussion of the Amended Nomination Agreement.

Peerless also received a letter agreement, dated August 31, 2010, from Caburn Management, LP, which holds dispositive power over 323,672 shares of common stock or approximately 2.0% of the outstanding shares, stating that it will tender in the offer such shares.  Edward Ramsden, a director of Peerless and representative of Caburn Management, LP, will resign from the board of directors effective as of the closing of the tender offer.

           Mr. Kuby, age 50, has been a Chief Investment Officer and a member of the Investment Committee of North Star Investment Management Corporation, an SEC registered investment advisor, since September 2004.  Previously, he was a Director of Investments at Wachovia Securities and a Senior Portfolio Manager of First Albany Asset Management, where he served on the Investment Strategy Committee specifically responsible for the micro cap portfolio.  Prior to joining First Albany, Mr. Kuby was Senior Portfolio Manager at Oppenheimer Investment Advisors, Chief Investment Officer at Rodman Advisory Services and Associate Director at Bear Stearns.  Mr. Kuby holds an MBA in Finance as well as a BA in Economics from The University of Chicago.  He holds the Series 7, 63 and 65 securities licenses.  Peerless’ board of directors believes that Mr. Kuby’s experience as the Chief Investment Officer of North Star Investment Management Corporation will be valuable to Peerless as it explores investment opportunities with its remaining assets after the tender offer

           Mr. Frankfurt, age 45, is the founder of Myca Partners, Inc., an investment advisory services firm, and has served as its President since November 2006.  From February 2005 through December 2005, Mr. Frankfurt served as the Vice President of Sandell Asset Management Corp., a privately owned hedge fund.  From October 2002 through January 2005, Mr. Frankfurt was a private investor.  Mr. Frankfurt graduated from the Wharton School of Business at the University of Pennsylvania with a B.S. in Economics and received an M.B.A. from the Anderson Graduate School of Management at UCLA.  Peerless’ board of directors believes that Mr. Frankfurt's experience in managing and making investments, including value-oriented investments, will be valuable to Peerless as it explores investment opportunities with its remaining assets after the tender offer.  Mr. Frankfurt is also a director of WHX Corporation, a diversified global industrial company.

As of September 24, 2010, the directors, executive officers of Peerless and persons who may be elected to the board of directors at the closing of the tender offer as a group (10 persons) beneficially owned 5,580,879 shares of common stock (which number includes 350,402 shares issuable upon exercise of options which are exercisable currently or within 60 days of September 24, 2010), or 33.9% of the total outstanding shares on that date.  Depending on the results of the tender offer, including the effects of proration, the percentage of outstanding shares beneficially owned by Peerless’ directors and officers who either tender shares in the tender offer or sell shares in the open market during the pendency of the tender offer may decrease.  Peerless’ directors and officers who do not tender shares in the tender offer or sell shares in the open market during the pendency of the tender offer will realize an increase in the percentage of outstanding shares that they beneficially own.

The following table sets forth, as to each director, executive officer and person who may be elected to the board of directors at the closing of the tender offer and their associates, all of the executive officers and their associates as a group and all other beneficial owners of more than 5% of the outstanding shares of common stock, the number of shares and percentage beneficially owned as of September 24, 2010 (including shares under exercisable options).  The address of the listed directors and officers is c/o Peerless Systems Corporation, 2361 Rosecrans Avenue, Suite 440, El Segundo, California 90245.

This table is based upon information supplied to the Company by officers, directors and Schedules 13D and 13G and Forms 3, 4 and 5 if any, filed by principal stockholders with the Commission.  Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 16,443,420 shares of common stock outstanding on September 24, 2010, adjusted as required by rules promulgated by the Commission.  Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares).  In addition, under Rule 13d-3(d)(1) of the Exchange Act, shares which the person (or group) has the right to acquire within 60 days after September 24, 2010, are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of common stock actually outstanding at September 24, 2010.  References to beneficial ownership in the below table and throughout this Offer to Purchase include shares which the person (or group) has the right to acquire on or before November 23, 2010 (60 days after

September 24, 2010).  However, such persons (or groups) may only participate in the tender offer with respect to shares which the person (or group) owns or has the right to acquire (pursuant to vested options or restricted stock) on or before November 4, 2010.

	Number of Shares	Percent of
	Beneficially	Outstanding
	Owned	Shares

Steven M. Bathgate (1)	471,919	2.9%
Timothy E. Brog(2)	545,198	3%
Gregory Bylinsky(3)	3,640,570	22.1%
Robert Frankfurt(4)	--	*
Jefferson Gramm(3)	3,640,570	22.1%
Jeffrey A. Hammer (5)	50,416	*
Eric Kuby(6)	351,547	2.2%
William Neil(7)	197,557	1.2%
Edward Ramsden(8)	323,672	2.1%
Jeffrey S. Wald	___	___* %
All Directors, Nominees and Executive Officers as a Group (10 persons) (1)-(8)	5,625,360	33.9%
Bandera Partners LLC(3)	3,640,570	22.1%
Renaissance Technologies, LLC (9)	880,700	5.1%

(1)
Includes 24,438 options to acquire common stock which will vest within 60 days of September 24, 2010 and 24,481 shares of restricted common stock held by Mr. Bathgate. Also includes 300,000 shares held by Mr. Bathgate’s wife, 40,000 shares held by Bathgate Family Partnership Ltd., and 43,000 shares held by Mr. Bathgate’s adult children residing with him.  Mr. Bathgate disclaims beneficial ownership of these shares.  Mr. Bathgate has informed Peerless that he and such family members intend to tender in the tender offer 290,000 of such shares.

(2)	Includes 131,498 options to acquire common stock which will vest within 60 days of September 24, 2010 and 230,000 shares of restricted common stock held by Mr. Brog.

(3)
Based on a Schedule 13D filed by Bandera on May 5, 2009, Bandera Master Fund L.P.  owns 3,599,320 shares of common stock and has agreed to tender all of such shares in the tender offer.  Bandera Partners LLC, the investment manager of Bandera Master Fund and Messrs. Bylinsky and Gramm, Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners LLC, may be deemed to beneficially own such shares.  Includes 10,000 shares of our restricted common stock issued to each of Messrs. Bylinsky and Gramm and 10,625 options to acquire our common stock granted to each of Messrs. Bylinsky and Gramm which vest within 60 days of September 24, 2010.  Pursuant to the Amended Nomination Agreement, Messrs. Bylinsky and Gramm agreed to exercise all vested options held by them (expected to entitle each of them to purchase 10,000 shares of our common stock if the expiration date occurs on November 4, 2010) and tender in the tender offer the shares received upon such exercise.

(4)	Mr. Frankfurt may be elected to Peerless’ board of directors upon the closing of the tender offer.

(5)	Includes 20,416 options to acquire common stock which will vest within 60 days of September 24, 2010 and 20,000 shares of restricted common stock held by Mr. Hammer.

(6)
Shares are included in funds managed by North Star Investment Management Corporation, of which Mr. Kuby is the Chief Investment Officer and a member of the investment committee, Mr. Kuby may be elected to Peerless’ board of directors upon closing of the tender offer.  Mr. Kuby has informed Peerless that none of such shares will be tendered in the tender offer.

(7)	Includes 152,800 options to acquire common stock which will vest within 60 days of September 24, 2010 and 44,757 shares of restricted common stock held by Mr. Neil.

(8)
Shares are owned by funds and accounts for which Caburn Management LP serves as investment manager, with dispositive and, in some cases, voting authority over the shares.  Mr. Ramsden may be deemed to control Caburn Management LP and thus may be deemed to have indirect beneficial ownership of such shares.  Mr. Ramsden disclaims beneficial ownership of such shares.  All such shares will be tendered in the offer.

(9)	Based upon a Schedule 13G/A filed on February 12, 2010, Renaissance Technologies, LLC and James Simons reported that they own 880,700 shares.

AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

Equity Compensation Plans. Peerless currently has the following equity compensation plans: Peerless’ 2005 Equity Incentive Plan (the “Incentive Plan”); Peerless’ 1996 Equity Incentive Plan (the “1996 Incentive Plan”);

Peerless has certain plans which provide for the grant of incentive stock options to employees and non-statutory stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants.  The terms of stock options granted under these plans generally may not exceed 10 years.  Options granted under these plans vest at the rate specified in each optionee’s agreement, generally over three or four years.  As of July 31, 2010, an aggregate of 6.2 million shares of our common stock have been authorized for issuance under our various option plans.

The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof.  In connection with the adoption of the Incentive Plan, the 1996 Incentive Plan was terminated as authorized by Peerless’ stockholders.  Our board authorized and reserved 500,000 shares for issuance under the Incentive Plan, together with the 292,000 shares remaining under the 1996 Incentive Plan at the date of termination.  With respect to awards granted to Peerless’ independent directors, the administrator of the 2005 Plan is Peerless’ board of directors.  The compensation committee of Peerless’ board of directors is the administrator of the 2005 Plan for all other persons, unless Peerless’ board of directors assumes authority for administration.  All of the terms relating to vesting or other restrictions of restricted stock awards or restricted stock unit grants will be determined by the administrator.  Options granted under the Incentive Plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options.  The terms of options granted under the Incentive Plan will be set forth in agreements between Peerless and the recipients and will be determined by the administrator.  The terms of stock options granted under the Incentive Plan generally may not exceed 10 years.  The exercise price of options granted under the Incentive Plan is determined by Peerless’ board of directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant and the exercise price for a non-statutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant.  Options granted under the Incentive Plan vest at the rate specified in each optionee’s agreement, which is generally over 1 to 4 years.

The 1996 Incentive Plan was terminated as to future grants in 2005 with the approval by Peerless’ stockholders of the Incentive Plan.  Executive officers currently hold a total of 152,800 options issued under the 1996 Incentive Plan prior to its termination, and Peerless has reserved 904,872 shares of its common stock for all outstanding options issued to executive officers and other employees.  The 1996 Incentive Plan provided for the grant of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants.  The terms of stock options granted under the 1996 Incentive

Plan generally may not exceed 10 years.  The exercise price of options granted under the 1996 Incentive Plan was determined by Peerless’ board of directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant.  Options granted under the 1996 Incentive Plan vest at the rate specified in each optionee’s option agreement.  No new options will be granted under the 1996 Incentive Plan.

Pursuant to the Incentive Plan, each non-employee director automatically receives options to purchase 30,000 shares of Peerless’ common stock in connection with his initial election to Peerless’ board of directors and automatically receives options to purchase 10,000 shares of Peerless’ common stock on the date of each annual stockholder meeting at which he is re-elected.  Options for non-employee directors generally vest at a rate of 25% on the first anniversary of the date of grant and 1/36th of the shares subject to the option vest each month thereafter for the following three years at an exercise price equal to the fair market value on the date of grant.  Each director automatically receives 10,000 restricted shares of Peerless’ common stock on the date of each annual stockholder meeting at which he is re-elected in addition to the automatic grant of options to purchase 10,000 shares of Peerless’ common stock.  On June 23, 2010, the date of our 2010 annual meeting, each of Messrs. Brog, Bathgate, Bylinsky, Gramm and Hammer were granted options to purchase 10,000 shares of our common stock with an exercise price of $2.77 per share and 10,000 shares of restricted common stock.  Each of Messrs. Ramsden and Wald were granted options to purchase 30,000 shares of common stock with an exercise price of $2.77 per share.

Securities Transactions.   During the last 60 days, Peerless has not engaged in any market repurchase transactions in its common stock.  Based upon our records, and upon information provided to us by our directors, executive officers and affiliates, to our knowledge, except as expressly set forth herein, none of our executive officers or directors, nor any affiliate of any of the foregoing, effected any transactions involving our shares during the 60 days prior to the date of this document.

            Arrangements with Affiliates, Directors and Executive Officers. Peerless does not have any present or proposed material agreement, arrangement or relationship with our directors, executive officers, affiliates or subsidiaries, except as described herein, including, without limitation, the following arrangements:

•
Peerless is party to an employment agreement with Jeffrey S. Wald, a member of Peerless’ board of directors, pursuant to which, among other things, Peerless agreed to pay to Mr. Wald a consulting fee of $14,000 per month.  Mr. Wald’s agreement will terminate effective October 15, 2010.

•
Peerless is party to an employment agreement, dated May 26, 2009, with William Neil, Peerless’ Chief Financial Officer, pursuant to which, among other things, the parties agreed that Mr. Neil will continue to serve on an at-will basis as Peerless’ Chief Financial Officer and will receive a base salary of $225,000 and certain bonuses.

•
Peerless is party to the Amended Nomination Agreement , dated August 26, 2010, with Bandera Partners LLC, Bandera Master Fund L.P., Bandera Partners Management LLC, Gregory Bylinsky and Jefferson Gramm. For a discussion of the terms of the Amended Nomination Agreement, see Section 2.

•
Edward Ramsden and Caburn Management, LP have provided Peerless a letter agreement, dated August 31, 2010, pursuant to which they agreed to certain terms in connection with the tender offer. For a discussion of the terms of the letter agreement, see Section 2.

•
Peerless is party to  an employment agreement, dated August 26, 2010, with Mr. Brog, the Chairman of Peerless’ board of directors, pursuant to which, among other things, Mr. Brog was appointed as Chief Executive Officer of Peerless and received 200,000 shares of restricted common stock.  Such shares are subject to vesting upon the satisfaction of certain specified conditions.

•
Peerless’ certificate of incorporation provides for indemnification of its directors and Peerless’ bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law.

The foregoing descriptions of Peerless’ plans and agreements are qualified in their entirety by reference to the text of such respective plans and agreements, copies of which have been filed as exhibits to Peerless’ Issuer Tender Offer Statement on Schedule TO and which are incorporated herein by reference.

            Except as otherwise described in this Offer to Purchase or documents incorporated by reference herein, neither Peerless nor, to the best of our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 11.  LEGAL MATTERS; REGULATORY APPROVALS

Peerless is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by Peerless as contemplated by the tender offer.  Should any approval or other action be required, Peerless presently contemplates that it will seek that approval or other action.  Peerless is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter.  There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition.  The obligation of Peerless pursuant to the tender offer to accept for payment and pay for shares is subject to certain conditions.  See Section 6.

SECTION 12.  U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the United States federal income tax consequences of the tender offer was, within the meaning of Internal Revenue Service Circular 230 Disclosure requirements, written for the purpose of promoting the tender offer, but it was not written or intended to be used, and cannot be used, by a stockholder or any other party for the purpose of avoiding sanctions, including federal tax penalties, under the Code.  You should consult your own tax advisor as to the particular United States federal income tax consequences to you of tendering shares pursuant to the tender offer and the applicability and effect of any state, local, or foreign tax laws and recent changes in applicable tax laws.

GENERAL.  The following summary describes the anticipated material United States federal income tax consequences to United States Holders (as defined below) whose shares are tendered and accepted for payment pursuant to the tender offer.  This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.  This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, partnerships or S corporations (and persons who own their interest in shares through a partnership or S corporation), expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation.  This summary also does not address the state, local or foreign tax consequences of participating in the tender offer.  You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer.  Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the tender offer.  Moreover, this summary assumes that the provisions of Section 5881 of the Code are not applicable to any payments made by Peerless pursuant to the tender offer.

In addition, except as otherwise specifically noted below, this summary applies only to holders of shares that are “United States Holders.” For purposes of this discussion, a “United States Holder” means a holder of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•
a trust, (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or (b) which has a valid election in effect under applicable Treasury Regulations to be treated as a United States Holder.

Holders of shares who are not United States Holders (“foreign stockholders”) are particularly urged to consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

CHARACTERIZATION OF THE PURCHASE.  The purchase of a United States holder’s shares by Peerless pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes.  As a consequence of the purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold shares or as having received a distribution in respect of stock from Peerless.

Under Section 302 of the Code, a United States Holder whose shares are purchased by Peerless pursuant to the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the United States Holder’s equity interest in Peerless;
•	results in a “substantially disproportionate” redemption with respect to the United States Holder; or
•	is “not essentially equivalent to a dividend” with respect to the United States Holder.

One of the tests described above, collectively referred to as the “Section 302 tests,” must be satisfied in order for the purchase of shares by Peerless pursuant to the tender offer to be treated as a sale of shares for federal income tax purposes.

Complete Termination Test.  The purchase of a United States Holder’s shares by Peerless pursuant to the tender offer will result in a “complete termination” of the United States Holder’s equity interest in Peerless if all of the shares that are actually and constructively owned by the United States Holder are sold pursuant to the tender offer.  If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a “complete termination” has occurred (and thus the requirement of a “complete termination” will not be satisfied solely as a result of the tender offer by Peerless).  With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder.  Holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

Substantially Disproportionate Test.  The purchase of a holder’s shares by Peerless pursuant to the tender offer will result in a “substantially disproportionate” redemption with respect to the holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of such shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased pursuant to the tender offer), and immediately following the exchange, the holder actually and constructively owns less than 50% of the total combined voting power of Peerless.

Not Essentially Equivalent to a Dividend Test.  The purchase of a holder’s shares by Peerless pursuant to the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the holder’s proportionate interest in Peerless as a result of the purchase constitutes a “meaningful reduction” given the holder’s particular circumstances.  Whether the receipt of cash by a stockholder who sells shares pursuant to the tender offer will be “not essentially equivalent to a dividend” will depend upon the stockholder’s particular facts and circumstances.  If, as a result of an exchange of shares for cash pursuant to the tender offer, a United States Holder whose relative stock interest in Peerless is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of Peerless suffers any reduction in its proportionate interest in Peerless (including any ownership of shares constructively owned), the United States Holder should generally be regarded as having suffered a meaningful reduction in its interest in Peerless.  Holders should consult their tax advisors as to the application of this test in their particular circumstances.

Except as noted above in the discussion of the “complete termination” test, in determining whether any of the Section 302 tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that may be acquired through options that it owns or shares held by certain members of the United States Holder’s family).  In addition, under certain circumstances it may be possible for a tendering United States Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually or constructively owned by the United States Holder but that are not purchased pursuant to the tender offer.  Alternatively, a United States Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of shares by the United States Holder or by a related party whose shares are constructively owned by the United States Holder.  United States Holders should consult their own tax advisors regarding the consequences of any such sales or acquisitions in their particular circumstances.

TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE.  If a United States Holder satisfies any of the Section 302 tests explained above, the United States Holder will be treated as if it sold its shares to Peerless and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the tender offer and the United States Holder’s adjusted tax basis in the shares surrendered in exchange therefore.  Such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the shares at the time of the exchange exceeds one year.  Specific limitations may apply to the deductibility of capital losses by United States Holders.  Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Peerless from a United States Holder pursuant to the tender offer.  In certain circumstances, a holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender pursuant to the tender offer if less than all of its shares are tendered pursuant to the tender offer, and the order in which different blocks will be purchased by Peerless in the event of proration pursuant to the tender offer.  Under the “wash sale” rules of Section 1091 of the Code, losses recognized on shares sold pursuant to the tender offer will be disallowed to the extent the United States Holder acquires shares of Peerless within thirty days before or after the date the shares are purchased pursuant to the tender offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

TREATMENT OF TENDER OFFER AS A DIVIDEND OR DISTRIBUTION.  If a United States Holder’s exchange of shares for cash pursuant to the tender offer does not satisfy any of the Section 302 tests, and therefore does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such United States Holder pursuant to the tender offer will be treated as a distribution, and the United States Holder’s tax basis in the shares exchanged generally will be added to any shares retained by the United States Holder.  The distribution will be treated as a dividend to the extent of Peerless’ current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  To the extent that the amount of the distribution exceeds Peerless’ current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in its shares, and any remaining portion will be taxable as capital gain.  Any such capital gain will be long-term capital gain if the United States Holder’s holding period for the shares at the time of the exchange exceeds one year.  Provided that minimum holding period requirements and other limitations are met, dividend income with respect to non-corporate United States Holders (including individuals) is eligible for

United States federal income taxation at a maximum rate of 15%.  If a sale or exchange of shares for cash pursuant to the tender offer by a corporate United States Holder is treated as a dividend, the corporate United States Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code.  Corporate United States Holders are urged to consult their tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code to the ownership and disposition of their shares.

OVERSUBSCRIPTION.   Peerless cannot predict whether or the extent to which the tender offer will be oversubscribed.  We are aware that Bandera, Caburn Management, LP and its affiliates and Steven M. Bathgate (and members of his immediate family) have agreed to tender or indicated to us that they will tender 3,599,320, 323,672 and 290,000 shares of our common stock, respectively, and that Messrs. Bylinsky and Gramm, Bandera’s representatives on our board of directors, each agreed to exercise all vested options held by them (expected to entitle each of them to purchase 10,000 shares of our common stock if the expiration date occurs on November 4, 2010) and tender in the tender offer the shares received upon such exercise.  If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause Peerless to accept fewer shares than are tendered.  Therefore, no assurance can be given that Peerless will purchase a sufficient number of a United States Holder’s shares pursuant to the tender offer to ensure that the United States Holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes.

FOREIGN STOCKHOLDERS.  As described in Section 3, generally the Depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the tender offer to a foreign stockholder or his agent, unless (i) the foreign stockholder delivers to the Depositary an applicable properly completed and executed IRS Form W-8 (or successor form) before the payment is made, (ii) the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty, or (iii) the Depositary determines that an exemption from withholding otherwise applies or that proceeds received by the foreign stockholder are entitled to capital gains treatment.  A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if the foreign stockholder meets any of the Section 302 tests described above.  See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

STOCKHOLDERS WHO DO NOT RECEIVE CASH PURSUANT TO THE TENDER OFFER.  Stockholders whose shares are not purchased by Peerless pursuant to the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

BACKUP WITHHOLDING.  See Section 3 with respect to the application of United States federal backup withholding tax.

Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

EFFECT OF STOCK PURCHASE UPON PEERLESS.  Sections 382 and 383 of the Code contain certain rules limiting the amount of net operating loss carryovers (“NOLs”) and tax credit carryovers that a corporate taxpayer can utilize in the taxable years following an “ownership change”.  Similar rules apply in various states, including California.  An “ownership change” generally is defined as a more than 50 percentage point change in ownership of the value of the stock of a corporation with NOLs (or tax credit carryovers) that takes place during the three-year period ending on the date on which such change in ownership is tested.  Depending on the aggregate percentage ownership of Peerless that is owned by those stockholders (if any) of Peerless that own more than 5% of the outstanding stock of Peerless following the purchase of shares pursuant to the tender offer, Peerless may have an “ownership change”.  In such event, as noted above, its ability to utilize its NOLs and tax credit carryovers will be limited for U.S. federal and California income tax purposes.

SECTION 13.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

Peerless expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Peerless to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension.  Peerless also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement.  Peerless’ reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Peerless must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.  Subject to compliance with applicable law, Peerless further expressly reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Peerless to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.  Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change.  Without limiting the manner in which Peerless may choose to make a public announcement, except as required by applicable law, Peerless shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through PRNewswire or other comparable service.

If Peerless materially changes the terms of the tender offer or the information concerning the tender offer, Peerless will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.  If (1) Peerless increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of its shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, the tender offer will be extended until the expiration of such ten business day period.

SECTION 14.  FEES AND EXPENSES

Peerless has retained D. F. King & Co., Inc. to act as Information Agent and Wells Fargo Shareowner Services to act as Depositary in connection with the tender offer.  The Information Agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners.  The Information Agent and Depositary will receive reasonable and customary compensation for their services as Information Agent and Depositary.  The Information Agent and Depositary will also be reimbursed by Peerless for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

No fees or commissions will be payable by Peerless to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and Depositary) for soliciting tenders of shares pursuant to the tender offer.  Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary.  Peerless, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Peerless, the Information Agent or the Depositary for purposes of the tender offer.  Peerless will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this Offer to Purchase and Instruction 7 in the Letter of Transmittal.

SECTION 15.  MISCELLANEOUS

Peerless is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law.  If Peerless becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Peerless will make a good faith effort to comply with the applicable law.  If, after such good faith effort, Peerless cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Peerless has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer.  The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Peerless.

Tendering stockholders should rely only on the information included in this Offer to Purchase and the Letter of Transmittal.  Peerless’ board of directors has not taken a position on whether stockholders should tender their shares in the tender offer.  Peerless has not authorized any person to make any recommendation on behalf of Peerless as to whether stockholders should tender or refrain from tendering shares in the tender offer.  Peerless has not authorized any person to give any information or to make any representation in connection with the tender offer other than those included in this Offer to Purchase or in the Letter of Transmittal.  If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by Peerless, the Information Agent or Depositary.

October 1, 2010

The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each stockholder, or that stockholder’s broker, dealer, commercial bank, trust company or nominee, to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

Wells Fargo Shareowner Services

By Mail: Wells Fargo Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	By Hand or Overnight Courier: Wells Fargo Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, MN 55075

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below.  You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.  Please contact the Depositary to confirm delivery of shares.

The Information Agent for the Tender Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others, Call Toll Free: (800) 769-4414